Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-156873) of Zoom Technologies, Inc. on Form S-3 of our report dated March 11, 2009, pertaining to the consolidated financial statements and schedule of Zoom Technologies, Inc., which report appears in the Annual Report on Form 10-K of Zoom Technologies, Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Boston, Massachusetts

March 16, 2009